Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 27, 2020, relating to the financial statements of Sempra Energy and subsidiaries and the effectiveness of Sempra Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California

January 11, 2021